EXHIBIT 4.2

Employment Agreement

Party A: Tantech Holdings Ltd.

Party B: Weilin Zhang        , ID NO. : [   ]

According to the relevant provisions of the “Contract Law of the People’s Republic of China”, both parties A and B reached an agreement on the employment of Party B as follows.

1. Employment

Party A hires Party B as the company’s CFO.

2. Responsibilities of Party B:

(1) Assist the CEO of the company to formulate the company’s development strategy, and provide forward-looking warnings and measures from the directions of finance, capital, risk control, and policy;

(2) provide comprehensive financial management from product cost analysis and management, financial control, tax planning, management reports, business analysis and development planning, corporate financing and deployment, and improve the efficiency of capital;

(3) Establish and improve financial systems and standards, establish a scientific and systematic financial accounting system and financial monitoring system, and conduct effective internal financial control and enterprise evaluation;

(4) Formulate effective financing strategies and plans, including financing schemes, equity strategies, and use various financial tools and financing tools to ensure the company’s optimal capital structure;

(5) As a senior management of the company, participate in capital operations such as company acquisitions, mergers, and asset restructuring;

(6) Familiar with capital market , good relationship with investors and funds, provide financial advice and decision support for the company’s major investment, financing, mergers and acquisitions, and participate in risk assessment, guidance, tracking and control;

(7) Responsible for providing detailed and clear financial performance and relevant corporate financial and operational status reports to the CEO, board of directors, and investors to provide strategic basis for making business decisions;

(8) Supervise fund management reports and final accounts; preside over the preparation and review of various standardized financial statements to provide timely and effective financial analysis models for the company;

(9) Review financial statements and submit financial management reports; participate in the review of company legal documents, coordination of legal affairs, compliance and operation.

3. Term

The appointment period is from July 1, 2022 to June 30, 2025. If the two parties have not proposed to renew the contract before the expiration of the agreement, the agreement shall be deemed to be automatically terminated on the expiration date.

4. Working methods

Party B works full-time in Party A, the working hours refer to Party B’s personnel system; the place of work is Lishui; Party B can no longer concurrently serve as CFO of other listed companies outside the Forsen system.

5. Compensation and Payment:

Compensation: RMB 300,000 per year.

The payment method : RMB 25,000 per month

Party B ‘s travel expenses incurred for Party A ‘s work are reported and reimbursed according to the invoice.

6. Confidentiality

In view of the nature of Party B ‘s work, Party B ‘s confidentiality obligations are set out in the Confidentiality Agreement signed by both parties.

7. Settlement of disputes

This agreement becomes effective after the official seal is signed by both parties. Disputes arising from the performance of this agreement will be resolved through consultation between the two parties.

8. This agreement is made in duplicate, with the same legal effect, one for each party.

Party A (Stamp) Tantech Holdings Ltd	Party B (Signature): Weilin Zhang

Date:

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